As filed with the Securities and Exchange Commission on June 17, 2010
Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

Supertex, Inc.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-2328535 (I.R.S. Employer Identification No.)

1235 Bordeaux Drive Sunnyvale, California 94089 (Address of principal executive offices)	94089 (Zip Code)
Supertex, Inc. 2009 Equity Incentive Plan
(Full title of the plans)
Henry C. Pao President and Chief Executive Officer Supertex, Inc. 1235 Bordeaux Drive Sunnyvale, California 94089 (408) 222-8888 (Name, address and telephone number of agent for service)	Copy to: Stephen M. Wurzburg Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

☐ Large accelerated filer                                          ☒ Accelerated filer                             ☐  Non-accelerated filer                   ☐ Smaller reporting company
                      (Do not check if smaller
                    reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share, to be issued under the 2009 Equity Incentive Plan (4)	1,181,269	$24.435	$28,864,308.02	$304.41(5)

(1)   The securities to be registered include options and rights to acquire Common Stock.
(2)   Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)   Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on June 10, 2010.
(4)  This includes (1) 1,000,000 shares reserved under the 2009 Equity Incentive Plan (the “2009 Plan”) which had never been reserved for issuance under any other employee benefit plan, (2) 159,509 shares originally reserved under the 2001 Stock Option Plan (the “2001 Plan”) which as of August 14, 2009, were not subject to currently outstanding options under that plan and had not been issued pursuant to the prior exercise of options granted under that plan, and (3) 21,760 of the 1,440,400 shares subject to stock options outstanding under the 2001 Plan as of August 14, 2009, which have since lapsed or otherwise terminated prior to exercise.
(5)  The filing fee of $304.41 was determined by offsetting $1,753.62 against the filing fee of $2,058.03 which would otherwise have been due.  The $1,753.62 offset consists of the filing fee for the 1,000,000 shares described in footnote 4 reserved for the first time under the 2009 Plan that was paid in connection with Registration Statement No. 333-167471 on Form S-8 filed on June 11, 2010 by Registrant covering the 2009 Plan and is creditable under Rule 457(p).

____________________

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

Explanatory Note

On June 11, 2010, Registrant filed Registration Statement No. 333-167471on Form S-8 (the “Prior Registration Statement”) covering the 2009 Plan which inadvertently did not reflect that the Prior Registration Statement had been signed by Registrant’s officers and directors.  By filing this Registration Statement reflecting such signatures and crediting the fees paid under the Prior Registration Statement, the shares covered by the Prior Registration Statement are deemed de-registered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Program Annual Information.*

*           Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 3, 2010, filed on June 11, 2010.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on July 27, 1984, as amended September 24, 1984, including any other amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code provides and allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act and the Exchange Act.

The Registrant’s articles of incorporation and bylaws require that the Registrant indemnify its directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

The Registrant from time to time enters into agreements to indemnify its directors and officers, to the extent permitted by the California Corporations Code and other applicable law, against certain liabilities that may arise by reason of their status or service as agents of the Registrant. In addition, the Registrant maintains insurance which provides for the indemnification of its directors and officers against certain losses (including costs of defense) that may arise in connection with claims made against them for certain of their actions in such capacity.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Sunnyvale, State of California, on the 10th day of June 2010.

Supertex, Inc.

By	/s/ Henry C. Pao
Henry C. Pao
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry C. Pao and Phillip A. Kagel, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Henry C. Pao	President, Chief Executive Officer	June 10, 2010
Henry C. Pao	(Principal Executive Officer) and Director

/s/ Phillip A. Kagel	Vice President, Finance and Chief Financial Officer	June 10, 2010
Phillip A. Kagel	(Principal Financial and Accounting Officer)

/s/ Benedict C.K. Choy	Director and Senior Vice President, Technology Development	June 10, 2010
Benedict C.K. Choy

/s/ Milton Feng	Director	June 10, 2010
Milton Feng

/s/ Mark Loveless	Director	June 10, 2010
Mark Loveless

/s/ Elliott Schlam	Director	June 10, 2010
Elliott Schlam

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page 4).
99.1	Supertex, Inc. 2009 Equity Incentive Plan, incorporated by reference from Appendix 1 to Definitive Proxy Statement on Schedule 14A filed on July 2, 2009.